UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 4

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

   1.   Name and Address of Reporting Person:

        Richard A. Lumpkin
        121 South 17th Street
        Mattoon, Illinois 61938
        U.S.A.

   2.   Issuer Name and Ticker or Trading Symbol:

        McLeodUSA Incorporated
        MCLD

   3.   IRS or Social Security Number of Reporting Person (Voluntary):


   4.   Statement for Month/Year:

        February 2000

   5.   If Amendment, Date of Original (Month/Year):


   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        (x) Director ( ) 10% Owner (x) Officer (give title below) (x) Other (specify below)

        Vice Chairman
        Member of 13(d) group owning more than 10%

   7.   Individual or Joint/Group Filing (Check Applicable Line):

        ( ) Form filed by One Reporting Person
        (x) Form filed by More than One Reporting Person





               Table I -- Non-Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned

                                                                       5. Amount of    6. Owner-
                    2. Trans-                                           Securities     ship Form:       7. Nature
       1.  Title     action                     4.  Securities         Beneficially    Direct (D)       of Indirect
           of         Date      3. Trans-       Acquired (A) or        Owned at End    or Indirect      Beneficial
        Security    (Month /   action Code      Disposed of (D)          of Month          (I)          Ownership
       (Instr. 3)   Day/Year)  (Instr. 8)     (Instr. 3, 4 and 5)    (Instr. 3 and 4)   Instr. 4)       (Instr. 4)
       ----------  ----------  ----------    --------------------    ----------------  -----------      -----------
                              Code    V   Amount   (A)or(D) Price

     Class A      02/01/00      S         3,330        D    $70.14                         I     By Richard Anthony
     Common Stock                                                                                Lumpkin 1990 Personal
                                                                                                 Income Trust for the
                                                                                                 Benefit of Elizabeth
                                                                                                 Arabella Lumpkin dated
                                                                                                 April 20, 1990

                  02/02/00      S         2,985        D     70.05                         I     By Richard Anthony
                                                                                                 Lumpkin 1990 Personal
                                                                                                 Income Trust for the
                                                                                                 Benefit of Elizabeth
                                                                                                 Arabella Lumpkin dated
                                                                                                 April 20, 1990

                  02/03/00      S         2,645        D     70.12                         I     By Richard Anthony
                                                                                                 Lumpkin 1990 Personal
                                                                                                 Income Trust for the
                                                                                                 Benefit of Elizabeth
                                                                                                 Arabella Lumpkin dated
                                                                                                 April 20, 1990

                  02/04/00      S         4,380        D     71.40                         I     By Richard Anthony
                                                                                                 Lumpkin 1990 Personal
                                                                                                 Income Trust for the
                                                                                                 Benefit of Elizabeth
                                                                                                 Arabella Lumpkin dated
                                                                                                 April 20, 1990

                  02/07/00      S         3,940        D     70.14                         I     By Richard Anthony
                                                                                                 Lumpkin 1990 Personal
                                                                                                 Income Trust for the
                                                                                                 Benefit of Elizabeth
                                                                                                 Arabella Lumpkin dated
                                                                                                 April 20, 1990






                                                                       5. Amount of    6.  Owner-
                    2. Trans-                                           Securities     ship Form:        7.  Nature
       1.  Title     action                     4.  Securities         Beneficially    Direct (D)       of Indirect
           of         Date      3. Trans-       Acquired (A) or        Owned at End    or Indirect      Beneficial
        Security    (Month /   action Code      Disposed of (D)          of Month          (I)          Ownership
       (Instr. 3)   Day/Year)  (Instr. 8)     (Instr. 3, 4 and 5)    (Instr. 3 and 4)   Instr. 4)       (Instr. 4)
       ----------  ----------  ----------    --------------------    ----------------  -----------      -----------
                              Code    V   Amount   (A)or(D) Price

                  02/11/00      S         267,500      D    $66.62                         I     By Richard Anthony
                                                                                                 Lumpkin 1990 Personal
                                                                                                 Income Trust for the
                                                                                                 Benefit of Elizabeth
                                                                                                 Arabella Lumpkin dated
                                                                                                 April 20, 1990

                  02/14/00      S         4,595        D     70.90                         I     By Richard Anthony
                                                                                                 Lumpkin 1990 Personal
                                                                                                 Income Trust for the
                                                                                                 Benefit of Elizabeth
                                                                                                 Arabella Lumpkin dated
                                                                                                 April 20, 1990

                  02/14/00      S         18,750       D     71.50                         I     By Richard Anthony
                                                                                                 Lumpkin 1990 Personal
                                                                                                 Income Trust for the
                                                                                                 Benefit of Elizabeth
                                                                                                 Arabella Lumpkin dated
                                                                                                 April 20, 1990

                  02/15/00      S         31,250       D     72.37    814,278(1)(2)        I     By Richard Anthony
                                                                                                 Lumpkin 1990 Personal
                                                                                                 Income Trust for the
                                                                                                 Benefit of Elizabeth
                                                                                                 Arabella Lumpkin dated
                                                                                                 April 20, 1990

                  02/01/00      S         3,330        D     70.14                         I     By Richard Anthony
                                                                                                 Lumpkin 1990 Personal
                                                                                                 Income Trust for the
                                                                                                 Benefit of Benjamin
                                                                                                 Iverson Lumpkin dated
                                                                                                 April 20, 1990

                  02/02/00      S         2,985        D     70.05                         I     By Richard Anthony
                                                                                                 Lumpkin 1990 Personal
                                                                                                 Income Trust for the
                                                                                                 Benefit of Benjamin
                                                                                                 Iverson Lumpkin dated
                                                                                                 April 20, 1990






                                                                       5. Amount of    6.  Owner-
                    2. Trans-                                           Securities     ship Form:        7.  Nature
       1.  Title     action                     4.  Securities         Beneficially    Direct (D)       of Indirect
           of         Date      3. Trans-       Acquired (A) or        Owned at End    or Indirect      Beneficial
        Security    (Month /   action Code      Disposed of (D)          of Month          (I)          Ownership
       (Instr. 3)   Day/Year)  (Instr. 8)     (Instr. 3, 4 and 5)    (Instr. 3 and 4)   Instr. 4)       (Instr. 4)
       ----------  ----------  ----------    --------------------    ----------------  -----------      -----------
                              Code    V   Amount   (A)or(D) Price

                  02/03/00      S         2,645        D    $70.12                         I     By Richard Anthony
                                                                                                 Lumpkin 1990 Personal
                                                                                                 Income Trust for the
                                                                                                 Benefit of Benjamin
                                                                                                 Iverson Lumpkin dated
                                                                                                 April 20, 1990

                  02/04/00      S         4,380        D     71.40                         I     By Richard Anthony
                                                                                                 Lumpkin 1990 Personal
                                                                                                 Income Trust for the
                                                                                                 Benefit of Benjamin
                                                                                                 Iverson Lumpkin dated
                                                                                                 April 20, 1990

                  02/07/00      S         3,940        D     70.14                         I     By Richard Anthony
                                                                                                 Lumpkin 1990 Personal
                                                                                                 Income Trust for the
                                                                                                 Benefit of Benjamin
                                                                                                 Iverson Lumpkin dated
                                                                                                 April 20, 1990

                  02/11/00      S         267,500      D     66.62                         I     By Richard Anthony
                                                                                                 Lumpkin 1990 Personal
                                                                                                 Income Trust for the
                                                                                                 Benefit of Benjamin
                                                                                                 Iverson Lumpkin dated
                                                                                                 April 20, 1990

                  02/14/00      S         4,595        D     70.90                         I     By Richard Anthony
                                                                                                 Lumpkin 1990 Personal
                                                                                                 Income Trust for the
                                                                                                 Benefit of Benjamin
                                                                                                 Iverson Lumpkin dated
                                                                                                 April 20, 1990

                  02/14/00      S         18,750       D     71.50                         I     By Richard Anthony
                                                                                                 Lumpkin 1990 Personal
                                                                                                 Income Trust for the
                                                                                                 Benefit of Benjamin
                                                                                                 Iverson Lumpkin dated
                                                                                                 April 20, 1990






                                                                       5. Amount of    6.  Owner-
                    2. Trans-                                           Securities     ship Form:        7.  Nature
       1.  Title     action                     4.  Securities         Beneficially    Direct (D)       of Indirect
           of         Date      3. Trans-       Acquired (A) or        Owned at End    or Indirect      Beneficial
        Security    (Month /   action Code      Disposed of (D)          of Month          (I)          Ownership
       (Instr. 3)   Day/Year)  (Instr. 8)     (Instr. 3, 4 and 5)    (Instr. 3 and 4)   Instr. 4)       (Instr. 4)
       ----------  ----------  ----------    --------------------    ----------------  -----------      -----------
                              Code    V   Amount   (A)or(D) Price

                  02/15/00      S         31,250       D    $72.37    814,278 (1)(2)       I     By Richard Anthony
                                                                                                 Lumpkin 1990 Personal
                                                                                                 Income Trust for the
                                                                                                 Benefit of Benjamin
                                                                                                 Iverson Lumpkin dated
                                                                                                 April 20, 1990

                  02/01/00      S         1,900        D     70.12                         I     By Mary Lee Sparks 1990
                                                                                                 Personal Income Trust
                                                                                                 for the Benefit of John
                                                                                                 Woodruff Sparks dated
                                                                                                 April 20, 1990

                  02/02/00      S         1,700        D     70.05                         I     By Mary Lee Sparks 1990
                                                                                                 Personal Income Trust
                                                                                                 for the Benefit of John
                                                                                                 Woodruff Sparks dated
                                                                                                 April 20, 1990

                  02/03/00      S         1,515        D     70.08                         I     By Mary Lee Sparks 1990
                                                                                                 Personal Income Trust
                                                                                                 for the Benefit of John
                                                                                                 Woodruff Sparks dated
                                                                                                 April 20, 1990

                  02/04/00      S         2,505        D     71.40     75,614 (1)          I     By Mary Lee Sparks 1990
                                                                                                 Personal Income Trust
                                                                                                 for the Benefit of John
                                                                                                 Woodruff Sparks dated
                                                                                                 April 20, 1990

                  02/01/00      S         1,900        D     70.12                         I     By Mary Lee Sparks 1990
                                                                                                 Personal Income Trust
                                                                                                 for the Benefit of Anne
                                                                                                 Romayne Sparks dated
                                                                                                 April 20, 1990

                  02/02/00      S         1,700        D     70.05                         I     By Mary Lee Sparks 1990
                                                                                                 Personal Income Trust
                                                                                                 for the Benefit of Anne
                                                                                                 Romayne Sparks dated
                                                                                                 April 20, 1990






                                                                       5. Amount of    6.  Owner-
                    2. Trans-                                           Securities     ship Form:        7.  Nature
       1.  Title     action                     4.  Securities         Beneficially    Direct (D)       of Indirect
           of         Date      3. Trans-       Acquired (A) or        Owned at End    or Indirect      Beneficial
        Security    (Month /   action Code      Disposed of (D)          of Month          (I)          Ownership
       (Instr. 3)   Day/Year)  (Instr. 8)     (Instr. 3, 4 and 5)    (Instr. 3 and 4)   Instr. 4)       (Instr. 4)
       ----------  ----------  ----------    --------------------    ----------------  -----------      -----------
                              Code    V   Amount   (A)or(D) Price

                  02/03/00      S         1,515        D    $70.08                         I     By Mary Lee Sparks 1990
                                                                                                 Personal Income Trust
                                                                                                 for the Benefit of Anne
                                                                                                 Romayne Sparks dated
                                                                                                 April 20, 1990

                  02/04/00      S         2,505        D     71.40     75,614 (1)          I     By Mary Lee Sparks 1990
                                                                                                 Personal Income Trust
                                                                                                 for the Benefit of Anne
                                                                                                 Romayne Sparks dated
                                                                                                 April 20, 1990

                  02/01/00      S         1,900        D     70.12                         I     By Mary Lee Sparks 1990
                                                                                                 Personal Income Trust
                                                                                                 for the Benefit of
                                                                                                 Barbara Lee Sparks dated
                                                                                                 April 20, 1990

                  02/02/00      S         1,700        D     70.05                         I     By Mary Lee Sparks 1990
                                                                                                 Personal Income Trust
                                                                                                 for the Benefit of
                                                                                                 Barbara Lee Sparks dated
                                                                                                 April 20, 1990

                  02/03/00      S         1,515        D     70.08                         I     By Mary Lee Sparks 1990
                                                                                                 Personal Income Trust
                                                                                                 for the Benefit of
                                                                                                 Barbara Lee Sparks dated
                                                                                                 April 20, 1990

                  02/04/00      S         2,505        D     71.40     75,614 (1)          I     By Mary Lee Sparks 1990
                                                                                                 Personal Income Trust
                                                                                                 for the Benefit of
                                                                                                 Barbara Lee Sparks dated
                                                                                                 April 20, 1990

                  02/01/00      S         1,900        D     70.12                         I     By Mary Lee Sparks 1990
                                                                                                 Personal Income Trust
                                                                                                 for the Benefit of
                                                                                                 Christina Louise Sparks
                                                                                                 dated April 20, 1990






                                                                       5. Amount of    6.  Owner-
                    2. Trans-                                           Securities     ship Form:       7.  Nature
       1.  Title     action                     4.  Securities         Beneficially    Direct (D)      of Indirect
           of         Date      3. Trans-       Acquired (A) or        Owned at End    or Indirect     Beneficial
        Security    (Month /   action Code      Disposed of (D)          of Month          (I)         Ownership
       (Instr. 3)   Day/Year)  (Instr. 8)     (Instr. 3, 4 and 5)    (Instr. 3 and 4)   Instr. 4)      (Instr. 4)
       ----------  ----------  ----------    --------------------    ----------------  -----------     -----------
                              Code    V   Amount   (A)or(D) Price

                  02/02/00      S         1,700        D    $70.05                         I     By Mary Lee Sparks 1990
                                                                                                 Personal Income Trust
                                                                                                 for the Benefit of
                                                                                                 Christina Louise Sparks
                                                                                                 dated April 20, 1990

                  02/03/00      S         1,515        D     70.08                         I     By Mary Lee Sparks 1990
                                                                                                 Personal Income Trust
                                                                                                 for the Benefit of
                                                                                                 Christina Louise Sparks
                                                                                                 dated April 20, 1990

                  02/04/00      S         2,505        D     71.40     75,614 (1)          I     By Mary Lee Sparks 1990
                                                                                                 Personal Income Trust
                                                                                                 for the Benefit of
                                                                                                 Christina Louise Sparks
                                                                                                 dated April 20, 1990

                  02/01/00      S         1,430        D     70.09                         I     By Margaret L. Keon 1990
                                                                                                 Personal Income Trust
                                                                                                 for the Benefit of Susan
                                                                                                 Tamara Keon DeWyngaert
                                                                                                 dated April 20, 1990

                  02/02/00      S         1,275        D     70.05                         I     By Margaret L. Keon 1990
                                                                                                 Personal Income Trust
                                                                                                 for the Benefit of Susan
                                                                                                 Tamara Keon DeWyngaert
                                                                                                 dated April 20, 1990

                  02/03/00      S         1,130        D     70.04                         I     By Margaret L. Keon 1990
                                                                                                 Personal Income Trust
                                                                                                 for the Benefit of Susan
                                                                                                 Tamara Keon DeWyngaert
                                                                                                 dated April 20, 1990

                  02/04/00      S         1,880        D     71.38          0              I     By Margaret L. Keon 1990
                                                                                                 Personal Income Trust
                                                                                                 for the Benefit of Susan
                                                                                                 Tamara Keon DeWyngaert
                                                                                                 dated April 20, 1990






                                                                       5. Amount of    6.  Owner-
                    2. Trans-                                           Securities     ship Form:        7.  Nature
       1.  Title     action                     4.  Securities         Beneficially    Direct (D)       of Indirect
           of         Date      3. Trans-       Acquired (A) or        Owned at End    or Indirect      Beneficial
        Security    (Month /   action Code      Disposed of (D)          of Month          (I)          Ownership
       (Instr. 3)   Day/Year)  (Instr. 8)     (Instr. 3, 4 and 5)    (Instr. 3 and 4)   Instr. 4)       (Instr. 4)
       ----------  ----------  ----------    --------------------    ----------------  -----------      -----------
                              Code    V   Amount   (A)or(D) Price

                  02/01/00      S         1,430        D    $70.09                         I     By Margaret L. Keon 1990
                                                                                                 Personal Income Trust
                                                                                                 for the Benefit of
                                                                                                 Joseph John Keon III
                                                                                                 dated April 20, 1990

                  02/02/00      S         1,275        D     70.05                         I     By Margaret L. Keon 1990
                                                                                                 Personal Income Trust
                                                                                                 for the Benefit of
                                                                                                 Joseph John Keon III
                                                                                                 dated April 20, 1990

                  02/03/00      S         1,130        D     70.04                         I     By Margaret L. Keon 1990
                                                                                                 Personal Income Trust
                                                                                                 for the Benefit of
                                                                                                 Joseph John Keon III
                                                                                                 dated April 20, 1990

                  02/04/00      S         1,880        D     71.38          0              I     By Margaret L. Keon 1990
                                                                                                 Personal Income Trust
                                                                                                 for the Benefit of
                                                                                                 Joseph John Keon III
                                                                                                 dated April 20, 1990

                  02/01/00      S         1,430        D     70.09                         I     By Margaret L. Keon 1990
                                                                                                 Personal Income Trust
                                                                                                 for the Benefit of
                                                                                                 Katherine Stoddert Keon
                                                                                                 dated April 20, 1990

                  02/02/00      S         1,275        D     70.05                         I     By Margaret L. Keon 1990
                                                                                                 Personal Income Trust
                                                                                                 for the Benefit of
                                                                                                 Katherine Stoddert Keon
                                                                                                 dated April 20, 1990

                  02/03/00      S         1,130        D     70.04                         I     By Margaret L. Keon 1990
                                                                                                 Personal Income Trust
                                                                                                 for the Benefit of
                                                                                                 Katherine Stoddert Keon
                                                                                                 dated April 20, 1990






                                                                       5. Amount of    6.  Owner-
                    2. Trans-                                           Securities     ship Form:        7.  Nature
       1.  Title     action                     4.  Securities         Beneficially    Direct (D)       of Indirect
           of         Date      3. Trans-       Acquired (A) or        Owned at End    or Indirect      Beneficial
        Security    (Month /   action Code      Disposed of (D)          of Month          (I)          Ownership
       (Instr. 3)   Day/Year)  (Instr. 8)     (Instr. 3, 4 and 5)    (Instr. 3 and 4)   Instr. 4)       (Instr. 4)
       ----------  ----------  ----------    --------------------    ----------------  -----------      -----------
                              Code    V   Amount   (A)or(D) Price

                  02/04/00      S         1,880        D    $71.38          O              I     By Margaret L. Keon 1990
                                                                                                 Personal Income Trust
                                                                                                 for the Benefit of
                                                                                                 Katherine Stoddert Keon
                                                                                                 dated April 20, 1990

                  02/01/00      S         1,430        D     70.09                         I     By Margaret L. Keon 1990
                                                                                                 Personal Income Trust
                                                                                                 for the Benefit of Lisa
                                                                                                 Anne Keon dated April
                                                                                                 20, 1990

                  02/02/00      S         1,275        D     70.05                         I     By Margaret L. Keon 1990
                                                                                                 Personal Income Trust
                                                                                                 for the Benefit of Lisa
                                                                                                 Anne Keon dated April
                                                                                                 20, 1990

                  02/03/00      S         1,130        D     70.04                         I     By Margaret L. Keon 1990
                                                                                                 Personal Income Trust
                                                                                                 for the Benefit of Lisa
                                                                                                 Anne Keon dated April
                                                                                                 20, 1990

                  02/04/00      S         1,880        D     71.38          0              I     By Margaret L. Keon 1990
                                                                                                 Personal Income Trust
                                                                                                 for the Benefit of Lisa
                                                                                                 Anne Keon dated April
                                                                                                 20, 1990

                  02/01/00      S         1,430        D     70.09                         I     By Margaret L. Keon 1990
                                                                                                 Personal Income Trust
                                                                                                 for the Benefit of
                                                                                                 Margaret Lynley Keon
                                                                                                 dated April 20, 1990

                  02/02/00      S         1,275        D     70.05                         I     By Margaret L. Keon 1990
                                                                                                 Personal Income Trust
                                                                                                 for the Benefit of
                                                                                                 Margaret Lynley Keon
                                                                                                 dated April 20, 1990






                                                                       5. Amount of    6.  Owner-
                    2. Trans-                                           Securities     ship Form:        7.  Nature
       1.  Title     action                     4.  Securities         Beneficially    Direct (D)       of Indirect
           of         Date      3. Trans-       Acquired (A) or        Owned at End    or Indirect      Beneficial
        Security    (Month /   action Code      Disposed of (D)          of Month          (I)          Ownership
       (Instr. 3)   Day/Year)  (Instr. 8)     (Instr. 3, 4 and 5)    (Instr. 3 and 4)   Instr. 4)       (Instr. 4)
       ----------  ----------  ----------    --------------------    ----------------  -----------      -----------
                              Code    V   Amount   (A)or(D) Price

                  02/03/00      S         1,130        D    $70.04                         I     By Margaret L. Keon 1990
                                                                                                 Personal Income Trust
                                                                                                 for the Benefit of
                                                                                                 Margaret Lynley Keon
                                                                                                 dated April 20, 1990

                  02/04/00      S         1,880        D     71.38          0              I     By Margaret L. Keon 1990
                                                                                                 Personal Income Trust
                                                                                                 for the Benefit of
                                                                                                 Margaret Lynley Keon
                                                                                                 dated April 20, 1990

                  02/01/00      S         1,430        D     70.09                         I     By Margaret L. Keon 1990
                                                                                                 Personal Income Trust
                                                                                                 for the Benefit of
                                                                                                 Pamela Keon Vitale dated
                                                                                                 April 20, 1990

                  02/02/00      S         1,275        D     70.05                         I     By Margaret L. Keon 1990
                                                                                                 Personal Income Trust
                                                                                                 for the Benefit of
                                                                                                 Pamela Keon Vitale dated
                                                                                                 April 20, 1990

                  02/03/00      S         1,130        D     70.04                         I     By Margaret L. Keon 1990
                                                                                                 Personal Income Trust
                                                                                                 for the Benefit of
                                                                                                 Pamela Keon Vitale dated
                                                                                                 April 20, 1990

                  02/04/00      S         1,880        D     71.38          0              I     By Margaret L. Keon 1990
                                                                                                 Personal Income Trust
                                                                                                 for the Benefit of
                                                                                                 Pamela Keon Vitale dated
                                                                                                 April 20, 1990

                                                                      622,254(3)           D

                                                                        3,644              I     By Richard Anthony
                                                                                                 Lumpkin Trust under the
                                                                                                 Trust Agreement dated
                                                                                                 February 6, 1970





                 Table II -- Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)

                                                                                                    9.       10.
                                             5.                                                   Number   Owner-
                                           Number                                                   of       ship
                                         of Deriv-                                                Deriv-   Form of    11.
                                           ative                                                  ative    Deriva-   Nature
        1.                                Securi-                                                 Secur-     tive     of
      Title      2.                         ties                                          8.      ities    Secur-    Indi-
        of     Conver-                    Acquired                                      Price    Benefi-     ity:    rect
      Deri-    sion or  3. Trans-   4.     (A) or                                         of      cially   Direct   Benefi-
      vative  Exercise    action  Trans-  Disposed                    7.  Title and    Deriva-   Owned at  (D) or     cial
      Secur-  Price of     Date   action   of (D)       6. Date         Amount of        tive     End of   Indirect  Owner-
       ity     Deriva-   (Month/   Code   (Instr.   Exercisable and     Underlying      Secur-    Month      (I)      ship
     (Instr.    tive       Day/   (Instr. 3, 4 and  Expiration Date     Securities       ity     (Instr.   (Instr.  (Instr.
        3)    Security    Year)     8)       5)    (Month/Day/Year)  (Instr. 3 and 4) (Instr. 5)    4)        4)       4)
     -------  --------   -------  ------- -------- ----------------  ---------------- ---------- -------   -------  --------
                                 Code  V  (A)  (D) Date   Expir-    Title   Amount or
                                                   Exer-  ation             Number of
                                                   cis-   Date              Shares
                                                   able

     Em-     $17.625(1)                            (2)    9/25/07   Class A 80,000(1)           80,000(1)     D
     ployee                                                         Common
     Stock                                                          Stock
     Option
     (right
     to buy)
     (1)

     Em-     $17.25 (3)                            (4)    12/22/07  Class A 10,000(3)           10,000(3)     D
     ployee                                                         Common
     Stock                                                          Stock
     Option
     (right
     to buy)
     (2)

     Em-     $14.875(5)                            (6)    12/31/08  Class A 80,000(5)           80,000(5)     D
     ployee                                                         Common
     Stock                                                          Stock
     Option
     (right
     to buy)
     (3)


     Explanation of Responses:

        Explanation of footnotes to Table I: For purposes of Section 13(d) of the Securities Exchange Act, Richard A. Lumpkin and Gail





   Gawthrop Lumpkin are members of a group that together owns more than 10% of the Issuer's Class A Common Stock. Except as indicated in the following note, the securities shown in Table I are beneficially owned for purposes of Rule 16a-1(a)(2) by Richard A. Lumpkin.

        (1) On or about November 23, 1998 the trustees of the 1990 Personal Income Trust named Richard A. Lumpkin as agent with respect to sales of these shares. This delegation was revoked effective February 6, 2000.

        (2) Effective February 7, 2000, the trustees of these two 1990 Personal Income Trusts named Richard A. Lumpkin as agent with respect to the sale of these shares.

        (3) Beneficially owned for purposes of Rule 16a-1(a)(2) by Gail Gawthrop Lumpkin and Richard A. Lumpkin.


        Explanation of footnotes to Table II: The derivative securities shown in Table II are beneficially owned for purposes of Rule 16a-1(a)(2) by Richard A. Lumpkin.

        (1) This option was previously reported as covering 40,000 shares at an exercise price of $35.25 per share, but was adjusted to reflect a stock split on July 26, 1999.

        (2) The employee stock option dated 12/3/97 vests in four equal annual installments which began on September 25, 1998.

        (3) This option was previously reported as covering 5,000 shares at an exercise price of $34.50 per share, but was adjusted to reflect a stock split on July 26, 1999.

        (4) The employee stock option dated 12/22/97 vests in four equal annual installments which began on December 22, 1998.

        (5) This option was previously reported as covering 40,000 shares at an exercise price of $29.75 per share, but was adjusted to reflect a stock split on July 26, 1999.

        (6) The employee stock option dated December 31, 1998 vests in four equal annual installments beginning on December 31, 1999.

   SIGNATURE OF REPORTING PERSON:


   Richard A. Lumpkin
   By:  Steven L. Grissom
        Attorney in Fact


   DATE: March __, 2000





                    JOINT FILER INFORMATION:

   Name: Gail Gawthrop Lumpkin

   Address: 121 South 17th Street, Mattoon, Illinois 61938

   Designated Filer: Richard A. Lumpkin

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: February 2000



   Signature: Gail Gawthrop Lumpkin
              By: Steven L. Grissom
                  Attorney in Fact


                     JOINT FILER INFORMATION

   Name: Steven L. Grissom

   Address: 121 South 17th Street, Mattoon, Illinois 61938

   Designated Filer: Richard A. Lumpkin

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: February 2000


   Signature: Steven L. Grissom
              As trustee of the
              Personal Income Trusts